LINCOLN ELECTRIC HOLDINGS, INC.
2015 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
Restricted Shares Agreement
WHEREAS, Lincoln Electric Holdings, Inc. maintains the Company’s 2015 Stock Plan for Non-Employee Directors, as amended by the First Amendment thereto, and as may be further amended from time to time (the “Plan”), pursuant to which the Company may award Restricted Shares to non-employee Directors of the Company;
WHEREAS, _____________ (the “Grantee”) is a non-employee Director of the Company;
WHEREAS, the Grantee was awarded Restricted Shares under the Plan by the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company on ________________ (the “Date of Grant”) and the execution of an award agreement substantially in the form hereof (the “Agreement”) has been authorized by a resolution of the Committee duly adopted on such date.
NOW, THEREFORE, pursuant to the Plan and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Grantee the award of ________ Restricted Shares.

1.
Definitions. Unless otherwise defined in this Agreement (including on Exhibit A hereto), terms used in this Agreement with initial capital letters will have the meanings assigned to them in the Plan. Certain terms used herein with initial capital letters shall have the meanings set forth on Exhibit A hereto.

2.	Issuance of Restricted Shares. The Restricted Shares covered by this Agreement shall be issued to the Grantee effective upon the Date of Grant.

3.
Restrictions on Transfer of Shares. Subject to Section 14 of the Plan, the Common Shares subject to this grant of Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Restricted Shares have vested as provided in Section 4, 5 or 6 hereof; provided, however, that the Grantee's rights with respect to such Common Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Common Shares. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Common Shares subject to this grant of Restricted Shares.

4.
Vesting of Restricted Shares. Subject to the terms and conditions of Sections 5, 6 and 7 hereof, all of the Restricted Shares covered by this Agreement shall vest after one full year from the Date of Grant (on December 14, 2018); provided, however, that the Grantee shall have served continuously as a Director for that entire period.

5.
Effect of Change in Control. In the event a Change in Control occurs after the Date of Grant but before the Restricted Shares covered by the Agreement vest pursuant to Section 4 or 6 of this Agreement, the vesting provisions set forth in this Section 5 shall apply in addition to those set forth in Sections 4 and 6 of this Agreement:

(a)
If (i) a Replacement Award is not provided to the Grantee to replace, adjust or continue the award of Restricted Shares covered by this Agreement (the “Replaced Award”) and (ii) the Grantee serves as an Eligible Director of the Company throughout the period beginning on the Date of Grant and ending on the date of the Change in Control, the Restricted Shares covered by this Agreement will vest in full immediately prior to the Change in Control. If a Replacement Award is provided, references to such Restricted Shares in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.

(b)
If a Replacement Award is provided to the Grantee to replace, adjust or continue the award of Restricted Shares covered by this Agreement, and if, upon or after receiving the Replacement Award, the Grantee experiences a termination of service as an Eligible Director of the Company by reason of the Company terminating Grantee’s service as a Director of the Company other than for Cause after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall immediately vest in full upon such termination.

6.	Effect of Death, Disability or Retirement.

(a)
If the Grantee’s service as a Director of the Company should terminate because of the Grantee's death or Disability prior to the vesting otherwise provided for in Section 4, 5 or 6 hereof, the Restricted Shares subject to this Agreement shall immediately vest in full.

(b)
If the Grantee’s service as a Director of the Company should terminate because of the Grantee’s Retirement, prior to the vesting otherwise provided for in Section 4, 5 or 6 hereof, a pro rata portion of the Restricted Shares subject to this Agreement shall immediately vest. The pro rata portion that shall vest shall be determined by multiplying the total number of Restricted Shares covered by this Agreement by the number of days the Grantee has served as a Director of the Company from the Date of Grant through the date of Retirement, divided by 365 (rounded down to the nearest whole Common Share). Any Restricted Shares subject to this Agreement that do not so vest in connection with the Grantee's Retirement will be forfeited.

7.
Retention of Stock Certificate(s) by the Corporation. Unless otherwise determined by the Committee, all Restricted Shares covered by this Agreement will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares as set forth herein, until those shares have vested or have been forfeited in accordance with Section 4, 5 or 6 hereof.

8.	Dividends and Voting Rights. The Grantee shall have all of the rights of a shareholder with respect to the Restricted Shares covered by this Agreement, including the right to vote such

Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the Restricted Shares covered by this Agreement.

9.	No Right to Continued Service. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of service as a Director of the Company.

10.
Agreement Subject to the Plan. The Restricted Shares granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. In addition, the terms and conditions of Section 10 of the Plan shall apply to this award of Restricted Shares as if Restricted Shares were specifically included in the list of award vehicles included in the first sentence thereof.

11.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that, subject to Section 10 of the Plan and Section 14 of this Agreement, no such amendment shall adversely affect the rights of the Grantee with respect to Restricted Shares without the Grantee’s consent.

12.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

13.	Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio.

14.
Restricted Shares Subject to the Company's Recovery of Funds Policy. Notwithstanding anything in this Agreement to the contrary, the Restricted Shares covered by this Agreement shall be subject to the Company's Recovery of Funds Policy (or similar clawback policy), as it may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Shares Agreement and accepts the right to receive the Restricted Shares evidenced hereunder subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Date:
«Name»

THIS AGREEMENT is executed in the name and on behalf of the Company as of this __ day of _________, 201_.

LINCOLN ELECTRIC HOLDINGS, INC.

Christopher L. Mapes Chairman, President and Chief Executive Officer

EXHIBIT A
For purposes of this Agreement, the following terms shall have the following meanings:

1.	“Cause”: A termination for “Cause” shall mean that, prior to termination of service as a Director of the Company, the Grantee shall have:

(a)	committed a criminal violation involving fraud, embezzlement or theft in connection with the Grantee’s duties or in the course of the Grantee’s service as a Director;

(b)	committed an intentional violation of the Lincoln Electric Code of Corporate Conduct and Ethics, or any successor document;

(c)	committed intentional wrongful damage to property of the Company;

(d)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Company subsidiary; or

(e)
committed intentional wrongful engagement in any of the activities set forth in any confidentiality, non-competition or non-solicitation arrangement with the Company or any Company subsidiary to which the Grantee is a party;

and, in each case, any such act shall have been demonstrably and materially harmful (including financially or reputationally harmful) to the Company. For purposes of this Agreement, no act or failure to act on the part of the Grantee will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company.

2.
“Incumbent Directors”: For purposes of applying the definition of Change in Control in the Plan, “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of (including the settlement of) an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

3.
“Replacement Award” means an award: (a) of the same type (e.g., time-based restricted shares) as the Replaced Award; (b) that has a value at least equal to the value of the Replaced Award; (c) that relates to publicly traded equity securities of the Company or another entity that is affiliated with the Company following the Change in Control; (d) if the Grantee holding the

Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award; and (e) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 3 are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.